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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made on this 1st day of February, 2004, by and between Far East Energy Corporation, a Nevada corporation ("Employer"), and Garry R. Ward, a resident of Texas ("Employee").

                                    PREMISES

     WHEREAS, Employer desires to employ Employee since as its Senior Vice President of Engineering, pursuant to the terms and conditions hereof; and

     WHEREAS, Employee possesses experience as a member of executive management of companies in the oil and gas industry, and desires to serve as Employer's Senior Vice President of Engineering; and

     WHEREAS, in consideration for Employee's future services as Senior Vice President of Exploration and Production of Employer, Employer desires to grant to Employee non-qualified options to purchase shares of its common stock (the "Common Stock"), and Employee desires to receive partial payment for his services in options to purchase shares of Common Stock.

                                   AGREEMENT

     NOW THEREFORE, with the above provisions incorporated herein by this reference, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, the parties hereto mutually agree as follows:

     1. Employment. Employer hereby agrees to employ Employee and Employee hereby agrees to accept full time employment as Senior Vice President of Engineering of Employer, upon the terms and conditions set forth in this Agreement.

     2. Term. The employment of Employee by Employer pursuant to this Agreement shall commence on February 1, 2004, and end Five (5) years hereafter, unless sooner terminated pursuant to Section 4 below (hereinafter referred to as the "Service Period").

     3. Compensation. In consideration for the services to be rendered by Employee, the Employer shall compensate Employee as follows (such compensation and benefits being hereinafter referred to as "Compensation Benefits"):

          A. Base Salary. Employer shall pay to Employee a base annual salary of $140,000 during the Service Period (such amount, as it may be increased from time to time, may sometimes hereinafter be referred to as "Base Salary"). Employer shall conduct a review of Employee twelve (12) months from the date of this Agreement at which time Employee's Base Salary may be increased.

          B. Bonus. Employee shall be eligible to receive annual bonuses of approximately twenty to twenty-five percent of his then current base salary, subject to management review.

          C. Insurance. Employer shall pay the full cost of health care insurance for Employee and Employee's immediate family. During the Service Period, Employer shall provide Employee with any other benefits that Employer makes available to other similarly situated employees.

          D. Common Stock. As additional compensation, Employer shall grant to Employee, pursuant to the Stock Option Agreement attached hereto as Exhibit A and incorporated herein by reference, a non-qualified option to purchase 400,000 shares ("Shares") of Common Stock.

          E. Vacation. Employee shall be entitled to vacation befitting that of a senior executive, which in no event shall be less than four weeks per year.
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     4. Termination.  Employee's employment hereunder shall terminate as a result of any of the following events:

          A. Employee's death;

          B. Employee shall be unable to perform his duties hereunder for a continuous period of at least six months or an aggregate of nine months during any continuous twelve month period by reason of illness, accident or other physical or mental disability, as verified by a licensed physician mutually selected by the Employer and Employee ("Disability");

          C. Termination by Employee upon 30 days advance notice in writing to Employer; or termination by Employer by giving 30 days advance notice in writing to Employee;

          D. Termination by Employer for Cause, where "Cause" shall mean: (i) the final non-appealable conviction of Employee of a felony; (ii) gross misappropriation or theft of company funds; or (iii) complete and total abandonment of duties for thirty (30) consecutive days (other than for reason of disability).

     5. Severance Pay. As a material inducement to Executive to secure his services as Chief Executive Officer, Company agrees that in the event that Executive is terminated by Company for any reason (other than for "Cause" as defined herein below), or is terminated after a Change in Control, Company shall immediately pay to Executive a single lump-sum severance or separation payment of One Hundred Thousand Dollars ($100,000). "Cause" shall mean gross misappropriation or theft of company funds, conviction of a felony, or complete and total abandonment of duties for thirty consecutive days (other than for reason of disability). Executive shall retain all of his rights in, and ownership of, all stock options vested as of the date of termination, or that would vest within thirty (30) days following the date of termination or separation, or contractual default. After Employee has been employed for twelve months, the single lump-sum severance or separation payment shall then and thereafter become Fifty Thousand Dollars ($50,000) instead of the One Hundred Thousand Dollars ($100,000) set forth above.

     6. Representations and Warranties. Employee hereby represents and warrants to the Employer that (i) the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which Employee is bound, and (ii) Employee is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity which in any way may restrict, impair or limit the performance of his duties hereunder.

     7. Duties. During the term of this Agreement, Employee shall initially serve as the Senior Vice President of Exploration and Production of Employer. Employee shall perform the tasks and have the rights, powers and obligations normally associated with the office of Senior Vice President of Exploration and Production, including such other offices or positions that Employer's board of directors ("Board of Directors") shall reasonably request.

     8. Covenant Not to Compete. In exchange for the various consideration provided herein, during the term of this Agreement and for a period of one (1) year following the date of termination, in the event Employee leaves or abandons his position with Employer otherwise than for Good Reason, then Employee will not compete with Employer through involvement on any project that Employer is then pursuing, or did pursue within the one hundred twenty (120) days prior to Employee's departure from Employer (a "Competing Project"). In the event that Employee is hired as an employee or consultant of an entity that is involved in a Competing Project, Employee shall recuse himself from and not participate in, directly or indirectly, any activities of such entity with respect to the evaluation, development or operation of the Competing Project.

     9. Non-Disclosure of Information. In exchange for the various consideration provided herein, Employee will not, directly or indirectly, during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, disclose to any person not authorized by Employer to receive or use such information, except for the sole benefit of Employer, any of Employer's confidential or proprietary data, information, or techniques, or give to any person not authorized by Employer to receive any information that is not
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generally known to anyone other than Employer or that is designated by Employer as "Limited," "Private," or "Confidential," or similarly designated.

     10. Expenses. In accordance with Employer's published Expense Reimbursement Policy, Employee may incur reasonable expenses for promoting or developing Employer's business, including reasonable expenses for entertainment, travel, and similar items. In accordance with Employer's published Expense Reimbursement Policy, Employer will reimburse Employee for all such expenses upon Employee's periodic presentation of an itemized account of such expenditures.

     11. Entire Agreement. This Agreement constitutes the entire understanding between the parties, and there are no covenants, conditions, representations, or agreements, oral or written, of any nature whatsoever, other than those herein contained.

     12. Severability. If any term, condition, clause, or provision of this Agreement shall be deemed to be void or invalid, then that term, condition, clause, or provision shall be stricken from this Agreement to the extent it is held to be void or invalid, and in all other respects this Agreement shall be valid and in full force and operation.

     13. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received at the addresses written below on
(i) the third business day after the date when sent by certified or registered mail; (ii) the next business day after the date sent by guaranteed overnight courier; or (iii) the date sent by telecopier or delivered by hand, in each case, to the addresses set forth below:

If to Employer:   Far East Energy Corporation
                  400 North Sam Houston Pkwy., Suite 205
                  Houston, Texas 77060
                  Attention: Michael R. McElwrath
                  (713) 586-1899

With a Copy to:   Woltjen Law Firm
                  Attn: Kevin S. Woltjen
                  4144 N. Central Expwy., Suite 410
                  Dallas, Texas 75204
                  (214) 742-5555

If to Employee:   Garry R. Ward

or to such other addresses as the parties may specify in writing.

     14. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment on the award rendered may be entered in any court having jurisdiction.

     15. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without reference to the conflict of laws principles thereof. In the event any dispute regarding this Agreement arises between the Parties and is not resolved at arbitration, such dispute shall be brought in a proper jurisdiction located within Harris County, Texas.

     16. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief or any form of dispute resolution, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover actual attorney's fees, court costs, and other costs incurred in proceeding with the action from the other party. The attorney's fees, court costs or other costs, may be ordered by the fact finder, in any decision of any action described in this section or may be enforced in a separate action brought for determining attorney's fees, court costs, or other costs. In the event Employer is represented by in-house counsel and Employer prevails in any such action or dispute resolution, all parties agree that Employer may recover attorney's fees incurred by that in-house counsel in an amount equal to that attorney's normal fees for similar matters, or, should that
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attorney not normally charge a fee, by the prevailing rate charged by attorneys with similar background in that legal community.

     17. Assignment. This Agreement shall not be assignable by any party to this Agreement, except upon the written consent of all parties hereto. Employee shall not have the right to pledge, encumber, or dispose of the right to receive any Compensation Benefits under this Agreement, which Compensation Benefits and the right thereto are expressly declared to be non-assignable and nontransferable and, in the event of any attempted assignment or transfer, Employer shall have no further liability hereunder.

     18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same agreement.

     19. Right to counsel: employee hereby agrees that employer has advised and encouraged him to retain his own counsel and that he has had full opportunity to retain such counsel to review this document and advise him of the terms and conditions set forth herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year first above written.

FAR EAST ENERGY CORPORATION,               GARRY R. WARD,
Employer                                   Employee


By: /s/ Michael R. McElwrath               /s/ Garry R. Ward
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    Michael R. McElwrath, President        Garry R. Ward